Business discussion

Exhibit 99.1

Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion includes references to non-GAAP financial measures as defined in Regulation G of the rules of the Securities and Exchange Commission (‘SEC’). We present such non-GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. Organic revenue growth and organic growth in commissions and fees exclude the impact of acquisitions and disposals, year over year movements in foreign currency translation, legacy contingent commissions assumed as part of the HRH acquisition, and investment and other income from reported revenues. We believe organic revenue growth and organic growth in commissions and fees provide measures that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide measures against which our businesses may be assessed in the future. These financial measures should be viewed in addition to, not in lieu of, the consolidated financial statements for the year ended December 31, 2010.

This discussion includes forward-looking statements, including under the headings ‘Business Overview and Market Outlook’, ‘Executive Summary’, ‘Operating Results — Group’, ‘Operating Results — Segment Information’ and ‘Liquidity and Capital Resources’. Please see ‘Forward-Looking Statements’ for certain cautionary information regarding forward-looking statements and a list of factors that could cause actual results to differ materially from those predicted in the forward-looking statements.

BUSINESS OVERVIEW AND MARKET OUTLOOK

We provide a broad range of insurance broking, risk management and consulting services to our clients worldwide. Our core specialty businesses include Aerospace; Energy; Marine; Construction; Financial and Executive Risks; Fine Art, Jewelry and Specie; Special Contingency Risks; and Reinsurance. Our retail operations provide services to small, medium and major corporations and the employee benefits practice, our largest product-based practice group, provides health, welfare and human resources consulting and brokerage services.

In our capacity as advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.

We derive most of our revenues from commissions and fees for brokerage and consulting services and do not determine the insurance premiums on which our commissions are generally based. Fluctuations in these premiums charged by the insurance carriers have a direct and potentially material impact on our results of operations. Commission levels generally follow the same trend as premium levels as they are derived from a percentage of the premiums paid by the insureds. Due to the cyclical nature of the insurance market and the impact of other market conditions on insurance premiums, they may vary widely between accounting periods. Reductions in premium rates, leading to downward pressure on commission revenues (a ‘soft’ market), can have a potentially material adverse impact on our commission revenues and operating margin.

A ‘hard’ market occurs when premium uplifting factors, including a greater than anticipated loss experience or capital shortages, more than offset any downward pressures on premiums. This usually has a favorable impact on our commission revenues and operating margin.

From 2000 through 2003 we benefited from a hard market with premium rates stable or increasing.

Willis Group Holdings plc

During 2004, we saw a rapid transition from a hard market to a soft market, with premium rates falling in most markets. Rates continued to decline in most sectors through 2005 and 2006, with the exception of catastrophe-exposed markets. In 2007, the market softened further with decreases in many of the market sectors in which we operated and this continued into 2008 with further premium rate declines across our markets. The soft market had an adverse impact on our commission revenues and operating margin from 2005 through 2008.

In 2009, modest stabilization of rates in the reinsurance market and some specialty markets was offset by the continuing soft market in other sectors and the adverse impact of the weakened economic environment across the globe.

In 2010, the soft market continued across many sectors including the reinsurance market.

Our North America and UK and Irish retail operations have been particularly impacted by the weakened economic climate and continued soft market throughout both 2009 and 2010 with no material improvement in rates across most sectors. This resulted in declines in 2009 revenues in these operations with only modest improvement in 2010, particularly amongst our smaller clients who have been especially vulnerable to the economic downturn.

In 2011, our main priorities will include:

•	execution of the Willis Cause — aiming to become the broker and risk adviser of choice globally by aligning our business model to the needs of each client segment and maintaining a focus on growth;

•	continued investment in technology, advanced analytics, product innovation and industry talent and expertise to support our growth strategy;

•	reviewing all businesses to better align resources with our growth strategies and enable related long-term expense savings; and

•	review of our debt profile.

EXECUTIVE SUMMARY

Overview

Despite the difficult market conditions during the year, we reported total revenue growth of 2 percent in 2010 mainly reflecting 4 percent organic growth in commissions and fees partly offset by a negative 1 percent impact from foreign currency translation.

Organic revenue growth was driven by our Global and International operations which both reported good positive organic growth of 7 percent and 5 percent, respectively. Revenues in our North America operations were broadly in line with 2009, as this segment continued to be adversely impacted by the soft market and difficult economic conditions.

Operating margin was 23 percent in 2010, compared with 21 percent in 2009. The year on year improvement mainly reflected the benefit of organic growth in commissions and fees, continuing disciplined management of costs and a small favorable effect from foreign currency movements, partly offset by increased incentive costs.

Results from continuing operations: 2010 compared with 2009

Net income from continuing operations in 2010 was $455 million, or $2.66 per diluted share, compared with $436 million, or $2.58 per diluted share, in 2009.

Total revenues from continuing operations at $3,339 million for 2010 were $76 million, or 2 percent, higher than in 2009, reflecting organic commissions and fees growth of 4 percent, partly offset by an adverse impact from foreign currency translation, a $16 million decrease attributable to the year over year reduction in contingent commissions assumed as part of the HRH acquisition and a $14 million decrease in investment and other income.

Organic commissions and fees growth of 4 percent comprised 6 percent net new business growth (which constitutes the revenue growth from business won over the course of the year net of the revenue from existing business lost) and a 2 percent negative impact from declining premium rates and other market factors.

Business discussion

Operating margin at 23 percent was 2 percentage points higher than in 2009 with the increase mainly reflecting:

•	4 percent organic growth in commissions and fees;

•	a favorable year over year impact from foreign currency translation, excluding the impact from the devaluation of the Venezuelan currency. This reflects the net benefit of: significantly lower losses on our forward rate hedging program and a weaker year over year Pound Sterling which decreases the US dollar value of our net Pound Sterling expense base; partly offset by the weakening of the Euro against the US dollar, reducing the US dollar value of our net Euro income;

•	an $18 million reduction in amortization of intangible assets, equivalent to approximately 1 percentage point;

•	the release of a previously established $7 million legal reserve; and

•	rigorous expense management;

partly offset by

•	a $60 million increase in incentive expenses including: a $31 million increase in the amortization of cash retention awards; and a $29 million increase in the accrual for producer and other incentive compensation reflecting improved performance across many regions;

•	a $16 million reduction in legacy contingent commissions assumed on the acquisition of HRH;

•	investment in initiatives to support current and future growth;

•	a charge of $12 million relating to the devaluation of the Venezuelan currency in January 2010;

•	a $12 million reduction in investment income driven by lower average interest rates and a reduced contribution to investment income from our hedging program, in 2010 compared with 2009, with other interest rates across the globe remaining consistently low, and

•	an $8 million increase in share-based compensation charge, largely due to the non-recurrence of a $5 million credit in first quarter 2009.

Interest expense in 2010 was $166 million, $8 million lower than in 2009, as the benefit of the interest expense savings arising from the year over year reduction in average term loan and revolving credit facility balances was partly offset by the effect of the higher coupon payable on the $500 million of 12.875% senior unsecured notes issued in March 2009.

Income tax expense for 2010 was $140 million compared with $96 million in 2009. Both years benefited from a release of provisions for uncertain tax positions and 2009 additionally benefited from a $27 million tax credit following a change to UK tax law.

Earnings from associates were $23 million in 2010 compared with $33 million in 2009 with the decrease primarily reflecting our reduced ownership of Gras Savoye.

Results from continuing operations: 2009 compared with 2008

Net income from continuing operations in 2009 was $436 million, or $2.58 per diluted share, compared with $302 million, or $2.04 per diluted share, in 2008. This increase included organic growth in commissions and fees, a reduction in costs associated with our 2008 expense review from $0.45 per diluted share in 2008 to $0.11 per diluted share for severance costs in 2009 and a one-time tax release in 2009 relating to a change in UK tax law in 2009 equivalent to $0.16 per diluted share.

Total revenues from continuing operations at $3,263 million for 2009 were $436 million, or 15 percent, higher than in 2008. Organic revenue growth of 2 percent and a 19 percent benefit from net acquisitions and disposals in 2009, driven by the fourth quarter 2008 acquisition of HRH, were partly offset by a negative 4 percent impact from foreign currency translation and a $31 million decrease in investment income compared to 2008.

Organic revenue growth of 2 percent comprised 5 percent net new business growth (which

Willis Group Holdings plc

constitutes the revenue growth from business won over the course of the year net of the revenue from existing business lost) and a 3 percent negative impact from declining premium rates and other market factors.

Operating margin at 21 percent was 3 percentage points higher than in 2008 with the increase mainly reflecting:

•	2 percent organic growth in commissions and fees;

•	the realization of savings from prior years’ Shaping Our Future initiatives and disciplined cost control; and

•	a favorable year over year impact from foreign currency translation, equivalent to 3 percentage points.

partly offset by

•	a $66 million increase in pension costs, mainly driven by lower asset levels in our UK pension plan and excluding the $12 million US curtailment gain and the impact of the UK salary sacrifice scheme;

•	a $31 million reduction in investment income; and

•	a $64 million increase in the amortization of intangible assets, including additional charges in respect of intangible assets recognized on the HRH acquisition.

2011 Operational review

Willis aims to be the broker and risk adviser of choice globally by aligning our business model to the needs of each client segment and maintaining a focus on growth: this is our value proposition which we call the ‘Willis Cause’.

We expect 2011 salaries and benefits expense to include an increase of approximately $100 million compared with 2010 as a result of the following:

•	an approximately $65 million increase due to higher amortization of cash retention payments;

•	the reinstatement of annual salary reviews for all employees from April of this year; and

•	the reinstatement of a 401(k) match for North American employees.

We estimate that of those items noted above, approximately $20 million to $25 million will continue through to 2012 as incremental expense: reflecting a further but significantly lower increase in the amortization of cash retention awards in 2012 compared with 2011, and the full year impact of the 2011 annual salary review.

In addition to these costs, we will continue to invest in technology, advanced analytics, product innovation, and industry talent and expertise to support the growth strategy and continued execution of the Willis Cause through 2011 and beyond.

In order to fund the higher anticipated salaries and benefits expense and these investments, we are undertaking a review of all our businesses to better align our resources with our growth strategies. We expect to complete this review in the first quarter of 2011.

In connection with this review, we anticipate that we will incur pre-tax charges of approximately $110 million to $130 million, primarily recorded in the first quarter of 2011. We also anticipate that the operational review will result in cost savings of approximately $65 million to $80 million in 2011, reaching annualized savings of approximately $90 million to $100 million in 2012.

Outlook

As a result of the 2011 operational review and the continued investment in our business model, we expect to deliver:

•	modest adjusted margin expansion (operating margin excluding net gains and losses on disposals and other one-time items) and modest adjusted earnings per diluted share (diluted earnings per share excluding net gains and losses on disposals and other one-time items) growth in 2011; and

Business discussion

•	significantly accelerated adjusted margin and adjusted diluted earnings per share growth in 2012 and beyond.

The statements under ‘2011 Operational Review’ and ‘Outlook’ constitute forward-looking statements.

Please see ‘Forward-Looking Statements’ for certain cautionary information regarding forward-looking statements and a list of factors that could cause actual results to differ materially from those predicted in the forward-looking statements.

Venezuela currency devaluation

With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions,

we recorded a $12 million charge in other expenses in 2010 to reflect the re-measurement of our net assets denominated in Venezuelan Bolivar Fuerte at January 1, 2010.

Acquisitions

During 2010, we acquired:

•	an additional 39 percent of our Chinese operations at a total cost of approximately $17 million, bringing our ownership to 90 percent as at December 31, 2010; and

•	an additional 15 percent of our Colombian operations at a total cost of approximately $7 million, bringing our ownership to 80 percent as at December 31, 2010.

Cash and financing

Cash at December 31, 2010 was $316 million, $95 million higher than at December 31, 2009. This increase in cash was partly attributable to additional cash balances being held in our main UK regulated company.

Net cash generated from operating activities in 2010 was $489 million compared with $419 million in 2009.

Net cash generated from operating activities in 2010 of $489 million was used to fund debt repayments of $209 million; dividends to stockholders of $176 million; and fixed asset additions of $83 million.

In August 2010, we entered into a new revolving credit facility agreement under which a further $200 million is available. This facility is in addition to the remaining availability under our previously existing $300 million revolving credit facility.

In addition, in June 2010, we entered into an additional facility solely for the use of our main UK regulated entity under which a further $20 million would be available in certain exceptional circumstances. This facility is secured against the freehold of the UK regulated entity’s freehold property in Ipswich.

At December 31, 2010, we have $nil outstanding under both the $200 million and the $20 million facilities and $90 million outstanding under our pre-existing $300 million facility.

Total debt, total equity and the capitalization ratio at December 31, 2010 were as follows:

	December 31,	December 31,
	2010	2009
	(millions, except percentages)

Long-term debt	$2,157	$2,165
Short-term debt and current portion of long-term debt	110	209

Total debt	$2,267	$2,374

Total equity	$2,608	$2,229

Capitalization ratio	47%	52%

Liquidity

Our principal sources of liquidity are cash from operations, cash and cash equivalents of $316 million at December 31, 2010 and

$430 million remaining availability under our revolving credit facilities.

Willis Group Holdings plc

We remain committed to our previously stated goals of ongoing debt repayment and returning capital to shareholders.

Consistent with this strategy, we are currently reviewing our debt profile and, subject to prevailing market conditions, may seek to take advantage of attractive financing rates to reduce the cost and extend the maturity profile of our existing debt.

Such actions may include redemption of the entire $500 million in aggregate principal amount of

12.875% senior notes due 2016. If the 2016 senior notes are redeemed, we anticipate that we would incur a one-time pre-tax charge of approximately $180 million relating to the make-whole premium provided under the terms of the indenture governing the notes, as calculated at December 31, 2010.

Based on current market conditions and information available to us at this time, we believe that we have sufficient liquidity to meet our cash needs for at least the next 12 months.

Management structure

Effective January 1, 2011, we have changed our internal reporting structure; Global Markets International, previously reported within our International segment, is now reported in our Global segment. In addition, Mexico retail, which was previously reported within our International segment, is now reported in our North America segment.

We have retrospectively revised our segmental information disclosures within this discussion and Note 26 to the consolidated financial statements to reflect the changes to our reporting structure described above.

OPERATING RESULTS — GROUP

Revenues

Total revenues for the Group and by operating segment for the years ended December 31, 2010, 2009 and 2008 are shown below:

Business discussion

2010 compared with 2009

					Change attributable to:
				Foreign	Acquisitions
				currency	and	Contingent	Organic revenue
	2010(d)	2009(d)	% Change	translation	disposals	Commissions(b)	growth(a)
	(millions)

Global	$994	$931	7%	—%	—%	—%	7%
North America(c)	1,369	1,381	(1)%	—%	—%	(1)%	—%
International	937	898	4%	(2)%	1%	—%	5%

Commissions and fees	$3,300	$3,210	3%	(1)%	—%	—%	4%

Investment income	38	50	(24)%
Other income	1	3	(67)%

Total revenues	$3,339	$3,263	2%

(a)	Organic revenue growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $11 million in 2010, compared with $27 million in 2009.

(c)	Reported commissions and fees included a favorable impact from a change in accounting methodology in a specialty business in North America of $7 million in the year ended December 31, 2010.

(d)	Effective January 1, 2011, the Company changed its internal reporting structure; Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. As a result of these changes, full year 2010 commission and fees of $131 million (2009: $122 million), previously allocated to our International segment, have been included in Global: $121 million (2009: $109 million); and North America: $10 million (2009: $13 million).

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Revenues for 2010 at $3,339 million were $76 million, or 2 percent higher than in 2009, reflecting organic growth in commissions and fees of 4 percent, offset by a 1 percent adverse year over year impact from foreign currency translation and decreased investment and other income.

Investment income was $38 million for 2010, $12 million lower than 2009 with the impact on investment income of lower interest rates across the globe, particularly on our Euro-denominated deposits, only partially mitigated by our forward hedging program. While we expect this forward hedging program to generate additional income in 2011 compared to current LIBOR based rates, there will be a lower benefit than in 2010 as older, more beneficial hedges, continue to expire. Consequently, we expect investment income to be closer to $30 million in 2011.

Our International and Global operations earn a significant portion of their revenues in currencies other than the US dollar, including the Euro and Pound Sterling. For the year ended December 31,

2010, reported revenues were adversely impacted by the year over year effect of foreign currency translation: in particular due to the strengthening of the US dollar against the Euro, Venezuelan Bolivar Fuerte and Pound Sterling, partly offset by its weakening against the Australian dollar.

Organic growth in commissions and fees was 4 percent for 2010. Global achieved 7 percent growth, driven by good growth in our Reinsurance, Willis Capital Markets & Advisory (WCMA) and Global Specialties businesses. International achieved 5 percent growth driven by double digit organic growth in Latin America and Asia, together with solid growth in Europe. North America organic revenue growth was flat, as the benefits of double digit new business growth and a change in accounting policy in an acquired specialty business, were offset by the impact of the continued soft market and ongoing weakened economic conditions.

Organic revenue growth by segment is discussed further in ‘Operating Results — Segment Information’ below.

Willis Group Holdings plc

2009 compared with 2008

					Change attributable to:
					Acquisitions
				Foreign currency	and		Organic revenue
	2009(c)	2008(c)	% Change	translation	disposals	Contingent Commissions(b)	growth(a)
	(millions)

Global	$931	$894	4%	(3)%	3%	—%	4%
North America	1,381	925	49%	—%	56%	(3)%	(4)%
International	898	925	(3)%	(9)%	1%	—%	5%

Commissions and fees	$3,210	$2,744	17%	(4)%	20%	(1)%	2%

Investment income	50	81	(38)%
Other income	3	2	50%

Total revenues	$3,263	$2,827	15%

(a)	Organic revenue growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $27 million in 2009, compared with $50 million in 2008.

(c)	Effective January 1, 2011, the Company changed its internal reporting structure; Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. As a result of these changes, full year 2009 commission and fees of $122 million (2008: $130 million), previously allocated to our International segment, have been included in Global: $109 million (2008: $110 million); and North America: $13 million (2008: $20 million).

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Revenues for 2009 at $3,263 million were $436 million, or 15 percent higher than in 2008, reflecting a 20 percent benefit from net acquisitions and disposals, principally attributable to HRH, and organic growth in commissions and fees of 2 percent, offset by a 4 percent adverse year over year impact from foreign currency translation, a reduction in legacy HRH contingent commissions and lower investment income.

Investment income was $50 million for 2009, $31 million lower than 2008, with the decrease reflecting significantly lower average interest rates in 2009. The impact of rate decreases on our investment income was partially mitigated by our forward hedging program.

Our International and Global operations earn a significant portion of their revenues in currencies other than the US dollar. For the year ended December 31, 2009, reported revenues were adversely impacted by the year over year effect of foreign currency translation: in particular due to the strengthening of the US dollar against the Pound Sterling and against the Euro, compared with 2008.

Organic growth in commissions and fees was 2 percent for 2009, despite a negative 3 percent impact from declining premium rates and other market factors. Our overall organic growth comprised good growth in our Global operations and many of our International operations, partly offset by declines in our North America, UK and Irish retail operations reflecting the weak economic environments and soft market conditions experienced in these territories.

Business discussion

General and administrative expenses

	2010	2009	2008
	(millions, except percentages)

Salaries and benefits	$1,873	$1,827	$1,638
Other	566	595	603

General and administrative expenses	$2,439	$2,422	$2,241

Salaries and benefits as a percentage of revenues	56%	56%	58%
Other as a percentage of revenues	17%	18%	21%

2010 compared with 2009

Salaries and benefits

Salaries and benefits were 56 percent of revenues for both 2010 and 2009, as the benefits of:

•	a $9 million reduction in severance costs to $15 million from $24 million: whilst approximately 550 positions were eliminated in 2010 compared with 450 positions in 2009 as part of our continued focus on managing expense, the average cost per eliminated position was lower in 2010; and

•	a year over year net benefit from foreign currency translation driven primarily by the strengthening of the US dollar against the Pound Sterling (in which our London Market based operations incur the majority of their expenses);

were offset by

•	a $60 million increase in incentive expenses including: a $31 million increase in the amortization of cash retention payments; and a $29 million increase in the accrual for incentive compensation reflecting increased headcount and improved performance across many regions;

•	an $8 million increase in share-based compensation mainly reflecting the non-recurrence of a $5 million credit in first quarter 2009. The credit in 2009 related to accumulated compensation expense for certain 2008 awards which were dependent upon performance targets which the Company did not achieve; and

•	investment in new client-facing hires and spending on other growth initiatives.

Cash retention awards

We have a cash retention award program in place. We started making cash retention awards in 2005 to a small number of employees. With the success of the program, we have expanded it over time to include more staff and we believe it is a contributing factor to the reduction in employee turnover we have seen in recent years.

Salaries and benefits do not reflect the unamortized portion of annual cash retention awards made to employees. Employees must repay a proportionate amount of these cash retention awards if they voluntarily leave our employ (other than in the event of retirement or permanent disability) before a certain time period, currently three years. We make cash payments to our employees in the year we grant these retention awards and recognize these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. A significant majority of the Company’s incentive compensation for non-production compensation is paid in the form of a retention payment versus bonus awards which typically are made for prior service and accrued over the prior service period.

During 2010, we made $196 million of cash retention payments compared with $148 million in 2009. Salaries and benefits in 2010 include $119 million of amortization of cash retention payments made on or before December 31, 2010 compared with $88 million in 2009. As of December 31, 2010 and December 31, 2009, we included $173 million and $98 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made on or before those dates.

Willis Group Holdings plc

Other expenses

Other expenses were 17 percent of revenues in 2010, compared with 18 percent in 2009, reflecting the benefits of:

•	significantly lower losses on our forward rate hedging program in 2010 of $15 million, compared with $40 million in 2009;

•	the release of a previously established $7 million legal reserve; and

•	continued disciplined management of discretionary expenses;

partly offset by

•	the $12 million first quarter 2010 charge relating to the devaluation of the Venezuelan currency; and

•	increases in travel and entertaining expenses in support of our revenue growth initiatives.

2009 compared with 2008

Salaries and benefits

Salaries and benefits were 56 percent of revenues for 2009, compared with 58 percent in 2008 reflecting the benefits of:

•	good cost controls, including our previous Shaping our Future and 2008 expense review initiatives, together with the initial benefits from our Right Sizing Willis initiatives in 2009;

•	the non-recurrence of $66 million of costs incurred as part of the 2008 expense review;

•	a year over year benefit from foreign currency translation driven primarily by the significant strengthening of the US dollar against the Pound Sterling (in which our London market based operations incur the majority of their expenses); and

•	a $12 million curtailment gain realized on the closure of our US defined benefit pension plan to accrual of benefit for future service (see below);

partly offset by

•	a $66 million increase in pension costs, mainly driven by lower asset levels in our UK pension plan and excluding the $12 million US curtailment gain and the $8 million impact of the introduction of a UK salary sacrifice scheme. The increase attributable to the salary sacrifice scheme was marginally more than offset by a reduction in salaries and payroll taxes.

Effective May 15, 2009, we closed our US defined benefit pension plan to future accrual and recognized a curtailment gain of $12 million in second quarter 2009. As a result the full year 2009 charge for the US plan was $7 million compared with an expected $39 million charge had the plan not been closed to future accrual.

We also suspended the company match for our US 401(k) plan which benefited 2009 by $9 million compared with 2008.

UK salary sacrifice scheme

With effect from April 2009, the Company offered UK employees an alternative basis on which to fund contributions into the UK pension plans. UK employees can now agree to sacrifice an amount of their salary and in return the Company makes additional pension contributions on their behalf, equivalent to the value of the salary sacrificed.

From a payroll tax perspective, this is a more efficient method of making pension contributions.

As a result of this change, the Company made additional pension contributions of $10 million in 2010 and $8 million in 2009, with marginally higher savings in salaries and payroll taxes.

Business discussion

Other expenses

Other expenses were 18 percent of revenues for 2009 compared with 21 percent in 2008, reflecting the benefit of:

•	the non-recurrence of $26 million of costs incurred as part of the 2008 expense review;

•	a reduction in discretionary expenses including travel and entertaining, advertising, printing and a number of other areas, driven by our Right Sizing Willis initiatives; and

•	lower foreign exchange losses relating to the UK sterling pension asset;

partly offset by

•	foreign currency translation losses on our forward rate hedging program of $40 million, compared with losses on the equivalent program in 2008 of $12 million.

We have a program that hedges our sterling cash outflows from our London market operations, a part of which hedges the sterling denominated cash contributions into the UK pension plan. However, we do not hedge against the pension benefits asset or liability recognized for accounting purposes.

The effects of the above increases were partly mitigated by the benefits of our continued focus on cost controls.

Amortization of intangible assets

Amortization of intangible assets of $82 million in 2010 was $18 million lower than in 2009.

The decrease primarily reflects: the year over year benefit of the 2009 accelerated amortization of $7 million relating to the HRH brand name; and the declining charge for the amortization of the HRH customer relationship intangible, which is being amortized in line with the underlying discounted cash flows.

We expect the amortization of intangible assets expense in 2011 to further decrease to approximately $65 million.

Amortization of intangible assets of $100 million in 2009 was $64 million higher than in 2008. The significant year over year increase was primarily attributable to additional charges of $58 million in 2009 in respect of intangible assets recognized on the HRH acquisition, including $7 million of accelerated amortization relating to the HRH brand name. Following the success of our integration of HRH into our previously existing North America operations, we announced on October 1, 2009 that we were changing the name of our North America operations from Willis HRH to Willis North America. Consequently the intangible asset recognized on the acquisition of HRH relating to the HRH brand name was fully amortized.

Operating income and margin (operating income as a percentage of revenues)

	2010	2009	2008
	(millions, except percentages)

Revenues	$3,339	$3,263	$2,827
Operating income	753	694	503
Operating margin or operating income as a percentage of revenues	23%	21%	18%

2010 compared with 2009

Operating margin was 23 percent for 2010, compared with 21 percent for 2009, reflecting the benefits of:

•	4 percent organic growth in commissions and fees;

•	a favorable year over year impact from foreign currency translation, excluding the impact from the devaluation of the Venezuelan currency. This reflects the net benefit of: significantly lower losses on our forward rate hedging program and a weaker year over year Pound Sterling which decreases the US dollar value of our net Pound Sterling expense base; partly offset by the weakening of the Euro against the US dollar, reducing the US dollar value of our net Euro income;

Willis Group Holdings plc

•	an $18 million reduction in amortization of intangible assets, as explained above, equivalent to approximately 1 percentage point;

•	the release of a previously established $7 million legal reserve; and

•	rigorous expense management;

partly offset by

•	a $60 million increase in incentive expenses including: a $31 million increase in the amortization of cash retention awards; and a $29 million increase in the accrual for incentive compensation reflecting producer and other improved performance across many regions;

•	a $16 million reduction in legacy contingent commissions assumed on the acquisition of HRH;

•	investment in initiatives to support current and future growth;

•	a charge of $12 million relating to the devaluation of the Venezuelan currency in January 2010;

•	a $12 million reduction in investment income driven by lower average interest rates, particularly on Euro denominated deposits, in 2010 compared with 2009, with other interest rates across the globe remaining consistently low, and

•	an $8 million increase in share-based compensation charge, largely due to the non-recurrence of a $5 million credit in first quarter 2009.

2009 compared with 2008

Operating margin was 21 percent for 2009 compared with 18 percent for 2008. This increase reflected the benefit of:

•	the year over year benefit of $92 million of costs incurred in 2008 associated with our 2008 expense review;

•	2 percent organic growth in commissions and fees;

•	the $12 million US pension curtailment gain recognized in second quarter 2009; and

•	disciplined cost control;

partly offset by

•	a $66 million increase in pension costs, excluding the $12 million US curtailment gain and the $8 million impact of the UK salary sacrifice scheme discussed above;

•	a $64 million increase in amortization of intangible assets, principally attributable to HRH;

•	a $31 million year over year decline in investment income, reflecting the impact of the significant decline in global interest rates; and

•	a $24 million of severance expense in 2009 relating to our Right Sizing Willis initiative.

Interest expense

	2010	2009	2008
	(millions)

Interest expense	$166	$174	$105

Interest expense in 2010 of $166 million was $8 million lower than in 2009, as the benefit of the interest expense savings arising from the year over year reduction in average term loan and revolving credit facility balances was partly offset by the effect of the higher coupon payable on the $500 million of 12.875% senior unsecured notes issued in March 2009.

We are reviewing our current debt profile to identify opportunities to reduce our financing costs by taking advantage of current low global interest rates.

Interest expense in 2009 of $174 million was $69 million higher than in 2008. This increase primarily reflects higher average debt levels following the HRH acquisition, but also includes $5 million of premium and costs relating to the early repurchase in September 2009 of $160 million of our 5.125% senior notes due July 2010 at a premium of $27.50 per $1,000 face value.

Business discussion

Income taxes

	2010	2009	2008
	(millions, except percentages)

Income from continuing operations before taxes	$587	$520	$398
Income tax charge	140	96	97
Effective tax rate	24%	18%	24%

2010 compared with 2009

The effective tax rate for 2010 of 24 percent was impacted by:

•	a $22 million benefit from prior year tax adjustments;

•	an adverse impact from the $12 million charge relating to the devaluation of the Venezuelan currency for which no tax credits are available; and

•	the tax impact of the net loss on disposal of operations.

Excluding these items, the underlying effective tax rate for 2010 was broadly in line with 2009.

2009 compared with 2008

The effective tax rate in 2009 was 18 percent compared with 24 percent in 2008. The decrease in rate reflects:

•	a $27 million release relating to a 2009 change in tax law. As at June 30, 2009 we held a provision of $27 million relating to tax that would potentially be payable should the unremitted earnings of our foreign subsidiaries be repatriated. Following a change in UK tax law effective in third quarter 2009, these earnings may now be repatriated without additional tax cost and, consequently, the provision was released; and

•	an $11 million release relating to uncertain tax positions due to the closure of the statute of limitations on assessments for previously unrecognized tax benefits. There was a similar $5 million release of uncertain tax positions in 2008.

Excluding the benefit of these items, the underlying effective tax rate for 2009 was 26 percent.

Interest in earnings of associates

Interest in earnings of associates, net of tax, in 2010 of $23 million was $10 million lower than in 2009. This fall is primarily driven by the reduction from 49 percent to 31 percent in our ownership interest in Gras Savoye, as part of the reorganization of their capital structure in December 2009. Interest receivable on the vendor financing we provided as part of the capital reorganization is also recorded under this caption.

Interest in earnings of associates, net of tax, was $33 million in 2009, $11 million higher than in 2008, reflecting a year over year increased ownership share in Gras Savoye. As described above, our interest in Gras Savoye subsequently reduced in December 2009 following the reorganization of that company’s capital.

Net income and diluted earnings per share from continuing operations

	2010	2009	2008
	(millions, except per share data)

Net income from continuing operations	$455	$436	$302
Diluted earnings per share from continuing operations	$2.66	$2.58	$2.04
Average diluted number of shares outstanding	171	169	148

Willis Group Holdings plc

2010 compared with 2009

Net income from continuing operations for 2010 was $455 million compared with $436 million in 2009, reflecting the benefits of:

•	the $59 million net increase in operating income discussed above; and

•	an $8 million decrease in interest expense, largely reflecting a year over year reduction in the outstanding balances on our term loan and revolving credit facility debt;

partly offset by

•	the year over year increase in tax charge of $44 million, primarily attributable to the 2009 one-off tax benefits of $38 million;

•	a reduction in earnings from associates of $10 million; and

•	a reduction in noncontrolling interests share of net income.

Diluted earnings per share from continuing operations for 2010 increased to $2.66 compared to $2.58 in 2009.

Foreign currency translation, excluding the impact of the Venezuelan currency devaluation, had a $0.04 favorable impact on diluted earnings per share. This was more than offset by the $0.07 per diluted share negative impact from the Venezuela currency devaluation in January 2010.

Average share count for 2010 was 171 million compared with 169 million in 2009. The increased share count had a negative $0.03 impact on diluted earnings per share.

2009 compared with 2008

Net income from continuing operations for 2009 was $436 million compared with $302 million in 2008. The $134 million increase primarily reflected the $191 million increase in operating income, discussed above, partly offset by the $69 million increase in interest expense.

Diluted earnings per share from continuing operations for 2009 increased to $2.58 compared to $2.04 in 2008 as the benefit of the increased net income was partly offset by a 21 million increase in average diluted shares outstanding due primarily to the shares issued on October 1, 2008 for the HRH acquisition. The additional shares issued had a negative $0.36 impact on earnings per diluted share in 2009.

Foreign currency translation had a year over year $0.27 positive impact on earnings per diluted share in 2009.

OPERATING RESULTS — SEGMENT INFORMATION

We organize our business into three segments: Global, North America and International. Our Global business provides specialist brokerage and consulting services to clients worldwide for risks arising from specific industries and activities. North America and International comprise our retail operations and provide services to small, medium and major corporations.

The following table is a summary of our operating results by segment for the three years ended December 31, 2010:

	2010(a)			2009(a)			2008(a)
		Operating	Operating		Operating	Operating		Operating	Operating
	Revenues	Income	Margin	Revenues	Income	Margin	Revenues	Income	Margin
	(millions)			(millions)			(millions)

Global	$1,003	$320	32%	$948	$315	33%	$928	$288	31%
North America	1,385	320	23%	1,399	328	23%	942	147	16%
International	951	226	24%	916	216	24%	957	253	26%

Total Retail	2,336	546	23%	2,315	544	23%	1,899	400	21%
Corporate & Other	—	(113)	n/a	—	(165)	n/a	—	(185)	n/a

Total Consolidated	$3,339	$753	23%	$3,263	$694	21%	$2,827	$503	18%

Business discussion

(a)	Effective January 1, 2011, the Company changed its internal reporting structure; Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. As a result of these changes, full year 2010 revenues of $133 million (2009: $126 million; 2008: $134 million), previously allocated to our International segment, have been included in Global: $123 million (2009: $113 million; 2008: $114 million); and North America: $10 million (2009: $13 million; 2008: $20 million). Operating income of $59 million (2009: $60 million; 2008: $53 million) previously allocated to our International segment, have been included in Global: $58 million (2009: $60 million; 2008: $48 million); and North America: $1 million (2009: $nil; 2008: $5 million).

Global

Our Global operations comprise Global Specialties, Reinsurance, London Market Wholesale, and as of 2010, Willis Capital Markets & Advisory (WCMA).

From January 1, 2011, London Market Wholesale also includes our Global Markets International unit. We have retrospectively revised our segmental information disclosures within this discussion to reflect the allocation of Global Markets International operations to our Global segment.

The following table sets out revenues, organic revenue growth and operating income and margin for the three years ended December 31, 2010:

	2010(b)	2009(b)	2008(b)
	(millions, except percentages)

Commissions and fees	$994	$931	$894
Investment income	9	17	34

Total revenues	$1,003	$948	$928

Operating income	$320	$315	$288
Organic revenue growth(a)	7%	4%	2%
Operating margin	32%	33%	31%

(a)	Organic revenue growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; and (iv) investment income and other income from reported revenues.

(b)	Effective January 1, 2011, the Company changed its internal reporting structure; Global Markets International, previously reported within the International segment, is now reported in the Global segment. As a result of these changes, full year 2010 revenues of $123 million (2009: $113 million; 2008: $114 million), previously allocated to our International segment, have been included in Global. Operating income of $58 million (2009: $60 million; 2008: $48 million) previously allocated to our International segment, have been included in Global.

Revenues

2010 compared with 2009

Commissions and fees of $994 million were $63 million, or 7 percent, higher in 2010 compared with 2009 which was driven by 7 percent organic revenue growth.

Our Reinsurance and Global Specialties businesses both reported mid-single digit organic growth in 2010, driven by good net new business generation despite the adverse impact of the continued difficult rate environment and soft market in many of the specialty classes.

Reinsurance reported strong new business growth across all segments in 2010 and client retention levels remained high. Despite high loss levels earlier in the year, rates remain soft except for Marine and Energy.

Organic growth in Global Specialties was led by strong contributions from Financial and Executive Risks, Construction and Energy, reflecting strong new business, improved retention, targeted hiring of producer talent and global connectivity. However, the operating environment remains tough with depressed world trade and transit volumes, industry consolidation and pressure on financing of construction projects still evident.

Willis Group Holdings plc

As a result of strong reinsurance underwriting profits in 2009, with the exception of marine and energy, there has been a general but disciplined softening of rates in 2010 which remain a significant headwind for growth.

Our WCMA business also contributed to positive organic revenue growth in 2010, substantially due to a $9 million fee on a single capital markets transaction in the second quarter. WCMA is a transaction oriented business and its results are more variable than some of our other businesses.

Faber & Dumas revenues were slightly lower than 2009, mainly reflecting the soft wholesale market, together with continued pressure on the most economically sensitive lines such as bloodstock, jewelry and fine arts.

Productivity in Global, measured in terms of revenue per FTE employee, increased to $366,000 for 2010 compared with $352,000 for 2009.

Client retention levels remained high at 90 percent for 2010, in line with 2009.

2009 compared with 2008

Commissions and fees of $931 million were $37 million, or 4 percent, higher in 2009 compared with 2008 of which 3 percent was attributable to the acquisition of the HRH UK wholesale business, Glencairn and 4 percent to organic revenue growth.

These were partly offset by a 3 percent negative impact from foreign exchange movements.

Net new business growth was 5 percent and there was a 1 percent adverse impact from rates and other market factors. Reinsurance led the growth in net new business. Global Specialties organic revenues were slightly higher than in 2008, as growth in

Marine, Aerospace and Financial and Executive Risks was offset by reductions elsewhere. There was continued softness in most specialty rates although there were some signs of stabilization and firming in some areas, including Aerospace and Energy. The Faber & Dumas businesses continue to be adversely impacted by the weakening economic environment.

There was a sharp decline in investment income in 2009 compared with 2008 as global interest rates fell markedly in the latter half of 2008 and early 2009.

Operating margin

2010 compared with 2009

Operating margin was 32 percent in 2010 compared with 33 percent in 2009. This decrease primarily reflected the adverse impact of foreign currency translation, as the positive effect on our Pound Sterling expense base of a strengthening US dollar, was more than offset by the adverse impact of foreign currency movements on sterling-denominated balances.

Operating margin in Global is impacted by foreign exchange movements as the London Market businesses within our Global operations earn revenues in US dollars, Pounds Sterling and Euros and primarily incur expenses in Pounds Sterling. In addition, they are exposed to exchange risk on certain sterling-denominated balances.

Excluding the impact of this foreign currency translation, Global’s operating margin remained flat as the benefits of good organic revenue growth and disciplined cost control were offset by the impact of costs associated with continued support of current and future growth.

2009 compared with 2008

Operating margin was 33 percent in 2009 compared with 31 percent in 2008. This improvement reflected a significant benefit from foreign currency translation, together with organic revenue growth, particularly driven by our Reinsurance business, and good cost controls including a reduction in discretionary expenses.

The benefit of these was partly offset by a significant increase in the UK pension expense and a sharp reduction in investment income.

Business discussion

North America

Our North America business provides risk management, insurance brokerage, related risk services and employee benefits brokerage and consulting to a wide array of industry and client segments in the United States, Canada and as of January 1, 2011, Mexico.

We have retrospectively revised our segmental information disclosures within this discussion to reflect the allocation of Mexico Retail operations to our North America segment.

The following table sets out revenues, organic revenue growth and operating income and margin for the three years ended December 31, 2010:

	2010(d)	2009(d)	2008(d)
	(millions, except percentages)

Commissions and fees(a)(b)	$1,369	$1,381	$925
Investment income	15	15	15
Other income	1	3	2

Total revenues	$1,385	$1,399	$942

Operating income	$320	$328	$147
Organic revenue growth(c)	0%	(4)%	(1)%
Operating margin	23%	23%	16%

(a)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $11 million in 2010, compared with $27 million in 2009 and $50 million in 2008.

(b)	Reported commissions and fees included a favorable impact from a change in accounting methodology in a specialty business in North America of $7 million in the year ended December 31, 2010.

(c)	Organic revenue growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(d)	Effective January 1, 2011, the Company changed its internal reporting structure; Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. As a result of these changes, full year 2010 revenues of $10 million (2009: $13 million; 2008: $20 million), previously allocated to our International segment, have been included in North America. Operating income of $1 million (2009: $nil; 2008: $5 million) previously allocated to our International segment, has been included in North America.

Revenues

2010 compared with 2009

Commissions and fees of $1,369 million were $12 million, or 1 percent, lower for 2010 compared with 2009.

Excluding the $16 million decrease in legacy contingency commissions assumed as part of the HRH acquisition, there was a modest increase in commissions and fees.

Organic revenue growth was flat for 2010 as the benefits of:

•	strong growth in our specialty businesses, driven by good growth in the business, together with a $7 million increase in commissions and fees from a change in accounting of an acquired specialty business in North America to conform with Group accounting policy;

•	3 per cent growth in our employee benefits practice, which represents approximately 25 percent of North America’s commission and fee base, despite the soft labor market; and

•	good net new business generation, with improved client retention;

partly offset by

•	a negative 2 percent impact from rate declines and other market factors;

Willis Group Holdings plc

•	a further decline in our Construction business, which represents approximately 10 percent of North America’s commission and fee base, reflecting the ongoing challenges in that sector. However, declines in commissions and fees were single digits in 2010 compared with the double digit declines experienced in 2009; and

•	smaller declines elsewhere reflecting the impact of the continued soft market conditions and weak US economy.

Net new business growth includes the benefit of higher standard commissions where these have been negotiated in lieu of contingent commissions. These higher standard commissions however may not have been negotiated at the same level or be received in the same periods as the related contingent commissions. Furthermore, the business to which they related may not have been renewed.

Despite the small decline in revenues, productivity in North America, measured in terms of revenue per FTE employee, increased to $234,000 for 2010 compared with $223,000 for 2009.

Client retention levels increased to 92 percent for 2010, compared with 91 percent for 2009.

2009 compared with 2008

Commissions and fees in North America were 49 percent higher in 2009 compared with 2008 reflecting the uplift from the additional revenues of HRH, partly offset by 4 percent negative organic growth. Our North America operations were significantly adversely impacted by soft market conditions, the weakened US economy and a reduction in project based revenues which more than offset a positive impact from net new business. In particular, our Construction division saw significant declines.

Our primary focus in North America in 2009 was the integration of HRH into our existing operations and the improvement of margin. Additionally, in the second half of the year we refocused our efforts on revenue growth and we believe this led to double digit new business generation in parts of the business during that time period.

Despite the significant decline in revenues, our productivity measured in terms of revenue per FTE employee remained high, with a marginal increase to $223,000 for 2009 compared with $222,000 for 2008.

Operating margin

2010 compared with 2009

Operating margin in North America was 23 percent in both 2010 and 2009, as the benefits of:

•	continued disciplined cost control; and

•	lower pension expense in 2010, excluding the second quarter 2009 curtailment gain, following the closure of the US pension plan to future accrual in second quarter 2009;

were offset by

•	the reduction in legacy HRH contingent commissions of $16 million in 2010;

•	the non-recurrence of a $9 million benefit in 2009 from the curtailment of the US pension plan relating to our North America retail employees; and

•	increased incentive expense in 2010, including the impact of increased amortization of cash retention award payments.

2009 compared with 2008

Operating margin in North America was 23 percent in 2009 compared with 16 percent in 2008. The higher margin reflected:

•	the acquisition of HRH and the synergies and cost savings achieved from the integration of HRH with our existing North America operations;

•	a reduction in underlying expense base reflecting the benefits of our 2008 Expense Review and Right Sizing Willis initiatives; and

•	a $9 million benefit from the curtailment of the US pension scheme relating to our North America retail employees;

Business discussion

partly offset by

•	the decline in organic revenues against the backdrop of the soft market and weak economic conditions discussed above.

International

Our International business comprises our retail operations in Eastern and Western Europe, the United Kingdom and Ireland, Asia-Pacific, Russia, the Middle East, South Africa and Latin America. The services provided are focused according to the characteristics of each market and vary across offices, but generally include direct risk management and insurance brokerage and employee benefits consulting.

The following table sets out revenues, organic revenue growth and operating income and margin for the three years ended December 31, 2010:

	2010(b)	2009(b)	2008(b)
	(millions, except percentages)

Commissions and fees	$937	$898	$925
Investment income	14	18	32

Total revenues	$951	$916	$957

Operating income	226	216	253
Organic revenue growth(a)	5%	5%	10%
Operating margin	24%	24%	26%

(a)	Organic revenue growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; and (iv) investment income and other income from reported revenues.

(b)	Effective January 1, 2011, the Company changed its internal and reporting structure; Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. As a result of these changes, full year 2010 revenues of $133 million (2009: $126 million; 2008: $134 million), previously allocated to our International segment, have been included in our Global and North America segments. Operating income of $59 million (2009: $60 million; 2008: $53 million) previously allocated to our International segment has been included in our Global and North America segments.

Revenues

2010 compared with 2009

Commissions and fees of $937 million were $39 million, or 4 percent, higher for 2010 compared with 2009, as the benefits of 5 percent organic revenue growth and 1 percent from the net effect of acquisitions and disposals was partly offset by a 2 percent adverse impact from foreign currency translation. Net new business growth was 8 percent and there was a negative 3 percent impact from rates and other market factors.

A significant part of International’s revenues are earned in currencies other than the US dollar. The US dollar has strengthened against a number of these currencies in 2010 compared with 2009, most notably the Euro, Venezuelan Bolivar Fuerte, Danish Kroner and Pound Sterling. The adverse impact of this strengthening was partly offset by the weakening of the US dollar against the Australian dollar. The net impact of these movements was a 2 percent reduction in 2010 revenues compared to 2009.

There were strong contributions to our organic growth from most regions, led by growth in Latin America, Asia and Europe. In particular, there was good growth in:

•	Venezuela, Argentina, Brazil and Chile in Latin America;

•	China, Indonesia and Korea in Asia; and

Willis Group Holdings plc

•	Germany, Spain and Denmark in continental Europe, despite the challenging economic environment in this region.

There was further positive growth in our Eastern Europe operations in 2010, driven by a strong contribution from Russia.

Organic revenue growth was also positive in our UK and Irish retail operations, driven by new business growth in the UK as we begin to see signs of an improving economy. Our employee benefits practice, which represents approximately 10 percent of International commissions and fees, continued to perform well in 2010 with growth in the mid single digits.

Productivity in our International business, measured in terms of revenue per FTE employee, increased to $150,000 for 2010 compared with $147,000 for 2009.

Client retention levels remained high at 93 percent for 2010.

2009 compared with 2008

Commissions and fees in International were $27 million, or 3 percent, lower in 2009 compared with 2008 as double digit new business generation in many of our International units was more than offset by an adverse impact from foreign exchange of 9 percent, a 3 percent adverse impact from rates and other market factors, and significantly lower revenues in our UK and Irish retail operations.

A significant part of International’s revenues are earned in currencies other than the US dollar which strengthened significantly in 2009 on a year over year basis against a number of these currencies, most notably the Euro, Pound Sterling, Danish kroner and Australian dollar, consequently reducing

International revenues on a year over year basis when reported in US dollars.

Despite the slowdown of the global economy, International continued its organic growth. Excluding our UK and Irish retail divisions, organic revenue growth was 8 percent in 2009, with Latin America and Asia, led by Brazil, Columbia and China, all reporting strong organic growth. However, our UK and Irish retail division saw a 6 percent revenue decline, reflecting weak local economic conditions.

Client retention levels remained high at approximately 92 percent for 2009.

Operating margin

2010 compared with 2009

Operating margin in International was 24 percent in both 2010 and 2009, as the benefits of:

•	5 percent organic revenue growth; and

•	continued focus on disciplined expense management to drive future growth;

were offset by

•	an adverse impact from foreign currency translation, reflecting the negative impact of the weakening of the Euro and other currencies in which we earn a significant portion of our operating income against the US dollar;

•	increased incentive expenses, including amortization of cash retention award payments;

•	a reduction in investment income, driven by lower interest rates, particularly in the Euro zone; and

•	spending on initiatives to drive future growth, including a year on year increase in International headcount of approximately 200.

2009 compared with 2008

Operating margin in International was 24 percent in 2009 compared with 26 percent in 2008, as the benefits of:

•	strong organic revenue growth outside of Ireland; and

•	focused expense management including savings in discretionary costs driven by our Right Sizing Willis initiatives;

were more than offset by

Business discussion

•	increased pension expense for the UK pension plan;

•	a sharp reduction in investment income reflecting lower global interest rates; and

•	a weak performance by our Irish retail operations reflecting their difficult market conditions.

Corporate & Other

Corporate & Other includes the following:

	2010	2009	2008
	(millions)

Amortization of intangible assets	$(82)	$(100)	$(36)
Foreign exchange hedging	(16)	(42)	(13)
Foreign exchange on the UK pension plan asset	3	(6)	(34)
HRH integration costs	—	(18)	(5)
Net (loss) gain on disposal of operations	(2)	13	—
2008 expense review	—	—	(92)
Gain on disposal of London headquarters	—	—	7
Venezuela currency devaluation	(12)	—	—
Release of previously established legal provision	7	—	—
Redomicile of parent company costs	—	(6)	—
Other	(11)	(6)	(12)

	$(113)	$(165)	$(185)

CRITICAL ACCOUNTING ESTIMATES

Our accounting policies are described in Note 2 to the Consolidated Financial Statements. Management considers that the following accounting estimates or assumptions are the most important to the presentation of our financial condition or operating performance. Management has discussed its critical accounting estimates and associated disclosures with our Audit Committee.

Pension expense

We maintain defined benefit pension plans for employees in the US and UK. Both these plans are now closed to new entrants and, with effect from May 15, 2009 we closed our US defined benefit plan to future accrual. New entrants in the UK are offered the opportunity to join a defined contribution plan and in the United States are offered the opportunity to join a 401(k) plan. We also have smaller defined benefit schemes in Ireland, Germany, Norway and the Netherlands. These International schemes have combined total assets of $125 million and a combined net liability for pension benefits of $10 million as of December 31, 2010. Elsewhere, pension benefits are typically provided through defined contribution plans.

We make a number of assumptions when determining our pension liabilities and pension expense which are reviewed annually by senior management and changed where appropriate. The discount rate will be changed annually if underlying rates have moved whereas the expected long-term return on assets will be changed less frequently as longer term trends in asset returns emerge or long term target asset allocations are revised. Other material assumptions include rates of participant mortality, the expected long-term rate of compensation and pension increases and rates of employee termination.

We recorded a net pension charge on our UK and US defined benefit pension plans in 2010 of

Willis Group Holdings plc

$29 million, compared with $32 million in 2009, a decrease of $3 million.

On our International defined benefit pension plans, we recorded a net pension charge of $6 million in 2010, compared with $10 million in 2009, a decrease of $4 million.

The UK plan charge was $3 million higher as the benefit of higher asset returns from higher asset levels was more than offset by:

•	a higher service cost reflecting higher inflation, the first full year of the salary sacrifice arrangement and a lower discount rate;

•	higher amortization of prior period losses; and

•	an increased interest cost.

The US pension charge was $6 million lower in 2010 compared with 2009 reflecting:

•	an increased asset return from a higher asset base;

•	a reduction in amortization of prior period losses; and

•	the first full year’s benefit from closing the scheme to future accrual in May 2009;

partly offset by

•	the non-recurrence of a $12 million curtailment gain in 2009.

Based on December 31, 2010 assumptions, we expect the net pension charge in 2011 to decrease by: $20 million for the UK plan; $1 million for the US plan; and a net $2 million for the International plans.

UK plan

Impact of a
	As disclosed	0.50 percentage	Impact of a
	using	point increase	0.50 percentage	One year
	December 31,	in the expected	point increase	increase in
	2010	rate of return	in the discount	mortality
	assumptions(i)	on assets(ii)	rate(ii)	assumption(ii)(iii)
(millions)

Estimated 2011 expense	$8	$(10)	$(16)	$6
Projected benefit obligation at December 31, 2010	1,906	n/a	(153)	39

(i)	Except for expected rate of return updated to 7.50%.

(ii)	With all other assumptions held constant.

(iii)	Assumes all plan participants are one year younger.

Expected long-term rates of return on plan assets are developed from the expected future returns of the various asset classes using the target asset allocations. The expected long-term rate of return used for determining the net UK pension expense in 2010 remained unchanged at 7.8 percent, equivalent to an expected return in 2010 of $141 million.

Effective January 1, 2011, the expected long-term rate of return was decreased to 7.50%, following a change in the underlying target asset mix.

The expected and actual returns on UK plan assets for the three years ended December 31, 2010 were as follows:

	Expected	Actual
	return on	return on
	plan assets	plan assets
	(millions)

2010	$141	$245
2009	127	234
2008	184	(509)

Business discussion

During the latter half of 2008 the value of assets held by our UK pension plan was significantly adversely affected by the turmoil in worldwide markets. The holdings of equity securities were particularly affected in 2008, but have recovered, to some extent, in 2009 and 2010.

Rates used to discount pension plan liabilities at December 31, 2010 were based on yields prevailing at that date of high quality corporate bonds of appropriate maturity. The selected rate used to discount UK plan liabilities was 5.5 percent compared with 5.8 percent at December 31, 2009 with the decrease reflecting a reduction in UK long-term bond rates in the latter part of 2010. This lower discount rate generated an actuarial loss of $84 million at December 31, 2010.

Mortality assumptions at December 31, 2010 were unchanged from December 31, 2009. The mortality assumption is the 100 percent PNA00 table without an age adjustment. As an indication of the longevity assumed, our calculations assume that a UK male retiree aged 65 at December 31, 2010 would have a life expectancy of 22 years.

US plan

Impact of a
	As disclosed	0.50 percentage	Impact of a
	using	point increase	0.50 percentage	One year
	December 31,	in the expected	point increase	increase in
	2010	rate of return	in the discount	mortality
	assumptions(i)	on assets(ii)	rate(ii)	assumption(ii)(iii)
(millions)

Estimated 2011 expense	$—	$(3)	$(1)	$2
Projected benefit obligation at December 31, 2010	756	n/a	(46)	22

(i)	Except for expected rate of return updated to 7.50%.

(ii)	With all other assumptions held constant.

(iii)	Assumes all plan participants are one year younger.

The expected long-term rate of return used for determining the net US pension scheme expense in 2010 was 8.0 percent, consistent with 2009. Effective January 1, 2011, the expected long-term rate of return was decreased to 7.50%, following a change in the underlying target asset mix.

The rate used to discount US plan liabilities at December 31, 2010 was 5.6 percent, determined based on expected plan cash flows discounted using a corporate bond yield curve, a small reduction from 6.1 percent at December 31, 2009.

The expected and actual returns on US plan assets for the three years ended December 31, 2010 were as follows:

	Expected	Actual
	return on	return on
	plan assets	plan assets
	(millions)

2010	$42	$70
2009	36	86
2008	47	(142)

As for the UK plan, the 2008 actual return on assets was adversely impacted by the turmoil in worldwide markets.

The mortality assumption at December 31, 2010 is the RP-2000 Mortality Table (blended for annuitants and non-annuitants), projected to 2011 by Scale AA

(December 31, 2009: projected to 2010 by Scale AA). As an indication of the longevity assumed, our calculations assume that a US male retiree aged 65 at December 31, 2010, would have a life expectancy of 19 years.

Willis Group Holdings plc

Intangible assets

Intangible assets represent the excess of cost over the value of net tangible assets of businesses acquired. We classify our intangible assets into three categories:

•	Goodwill;

•	‘Customer and Marketing Related’ includes client lists, client relationships, trade names and non-compete agreements; and

•	‘Contract-based, Technology and Other’ includes all other purchased intangible assets.

Client relationships acquired on the HRH acquisition are amortized over twenty years in line with the pattern in which the economic benefits of the client relationships are expected to be consumed. Over 80 percent of the client relationships intangible will have been amortized after 10 years. Non-compete agreements acquired in connection with the HRH acquisition were amortized over two years on a straight line basis. Intangible assets acquired in connection with other acquisitions are amortized over their estimated useful lives on a straight line basis. Goodwill is not subject to amortization.

To determine the allocation of intangible assets between goodwill and other intangible assets and the estimated useful lives in respect of the HRH acquisition we considered a report produced by a qualified independent appraiser. The calculation of the allocation is subject to a number of estimates and assumptions. We base our allocation on assumptions we believe to be reasonable. However, changes in these estimates and assumptions could affect the allocation between goodwill and other intangible assets.

Goodwill impairment review

We review goodwill for impairment annually or whenever events or circumstances indicate impairment may have occurred. Application of the impairment test requires judgment, including:

•	the identification of reporting units;

•	assignment of assets, liabilities and goodwill to reporting units; and

•	determination of fair value of each reporting unit.

The fair value of each reporting unit is estimated using a discounted cash flow methodology and, in aggregate, validated against our market capitalization. This analysis requires significant judgments, including:

•	estimation of future cash flows which is dependent on internal forecasts;

•	estimation of the long-term rate of growth for our business;

•	determination of our weighted average cost of capital.

We base our fair value estimates on assumptions we believe to be reasonable. However, changes in these estimates and assumptions could materially affect the determination of fair value and result in a goodwill impairment.

Our annual goodwill impairment analysis, which we performed during the fourth quarter of 2010, showed the estimated fair value of our reporting units was in excess of their carrying values, and therefore did not result in an impairment charge (2009: $nil, 2008: $nil).

Income taxes

We recognize deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carry-forwards. We estimate deferred tax assets and liabilities and assess the need for any valuation allowances using tax rates in effect for the year in which the differences are expected to be recovered or settled taking into account our business plans and tax planning strategies.

At December 31, 2010, we had gross deferred tax assets of $294 million (2009: $390 million) against which a valuation allowance of $87 million (2009:

Business discussion

$92 million) had been recognized. To the extent that:

•	the actual future taxable income in the periods during which the temporary differences are expected to reverse differs from current projections;

•	assumed prudent and feasible tax planning strategies fail to materialize;

•	new tax planning strategies are developed; or

•	material changes occur in actual tax rates or loss carry-forward time limits,

we may adjust the deferred tax asset considered realizable in future periods. Such adjustments could result in a significant increase or decrease in the effective tax rate and have a material impact on our net income.

Positions taken in our tax returns may be subject to challenge by the taxing authorities upon examination. We recognize the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities upon lapse of the relevant statute of limitations, or when positions are effectively settled. The benefit recognized is the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Company adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions. In 2010, $7 million was released relating to uncertain tax positions due to the closure of the statute of limitations on assessments for previously unrecognized tax benefits. There was a similar $11 million release of uncertain tax positions in 2009. The Company recognizes interest relating to unrecognized tax benefits and penalties within income taxes. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.

Commitments, contingencies and accrued liabilities

We purchase professional indemnity insurance for errors and omissions claims. The terms of this insurance vary by policy year and self-insured risks have increased significantly over recent years. We have established provisions against various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not reported. These provisions are established based on actuarial estimates together with individual case reviews and are believed to be adequate in the light of current information and legal advice.

NEW ACCOUNTING STANDARDS

There were no new accounting standards issued during the year that would have a significant impact on the Company’s reporting.

LIQUIDITY AND CAPITAL RESOURCES

Effective December 31, 2010, we changed the presentation of certain items on our balance sheet. Uncollected premiums from insureds and uncollected claims or refunds from insurers, previously reported within accounts receivable, are now recorded as fiduciary assets on the Company’s consolidated balance sheets. Unremitted insurance premiums and claims (‘fiduciary funds’) are also recorded within fiduciary assets. The obligations to remit these funds, previously reported within accounts payable, are now recorded as fiduciary liabilities on the Company’s consolidated balance sheets. Accordingly, prior year comparatives and commentary below have been recast to reflect this revised presentation.

Willis Group Holdings plc

We remain committed to our previously stated goals of ongoing debt repayment and returning capital to shareholders.

Consistent with this strategy, we are reviewing our current debt profile and, subject to prevailing market conditions, may seek to take advantage of attractive financing rates to reduce the cost and extend the maturity profile of our existing debt.

Such actions may include redemption of the entire $500 million in aggregate principal amount of 12.875 percent senior notes due 2016. If the 2016 senior notes are redeemed, we anticipate that we would incur a one-time pre-tax charge of approximately $180 million relating to the make-whole premium provided under the terms of the indenture governing the notes, as calculated at December 31, 2010.

Total debt as of December 31, 2010 decreased to $2.3 billion, compared with $2.4 billion at December 31, 2009.

In 2010, we made $110 million of mandatory repayments against the 5-year term loan, thereby reducing the outstanding balance as at December 31, 2010 to $411 million. We also repurchased the remaining $90 million of 5.125% senior notes due July 2010 and repaid in full a $9 million fixed rate loan due 2010.

In August 2010, we entered into a new revolving credit facility agreement under which a further $200 million is available. This facility is in addition to the remaining availability under our previously existing $300 million revolving credit facility.

In addition, in June 2010, we entered into an additional facility solely for the use of our main UK regulated entity under which a further $20 million would be available in certain exceptional circumstances. This facility is secured against the freehold of the UK regulated entity’s freehold property in Ipswich.

At December 31, 2010, we have $nil outstanding under both the $200 million and the $20 million facilities and $90 million outstanding under our pre-existing $300 million facility, compared with $nil at December 31, 2009.

At December 31, 2010 the only mandatory debt repayments falling due over the next 12 months are scheduled repayments on our $700 million 5-year term loan totaling $110 million.

Liquidity

Our principal sources of liquidity are cash from operations, cash and cash equivalents of $316 million at December 31, 2010 and remaining availability of $430 million under our revolving credit facilities.

As of December 31, 2010, our short-term liquidity requirements consisted of:

•	payment of interest on debt and $110 million of mandatory repayments under our 5-year term loan;

•	capital expenditure; and

•	working capital.

Our long-term liquidity requirements consist of:

•	the principal amount of outstanding notes; and

•	borrowings under our 5-year term loan and revolving credit facility.

Based on current market conditions and information available to us at this time, we believe that we have sufficient liquidity to meet our cash needs for at least the next 12 months.

We continue to identify and implement further actions to control costs and enhance our operating performance, including future cash flow.

Fiduciary funds

As an intermediary, we hold funds generally in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurers and claims due to clients that are in transit from insurers. We report premiums, which are held on account of, or due from, clients as assets with a corresponding liability due to the insurers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities.

Business discussion

Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity; such funds are not available to service the Company’s debt or for other corporate purposes. Notwithstanding the legal relationships with clients and insurers, the Company is entitled to retain investment income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds.

Own funds

As of December 31, 2010, we had cash and cash equivalents of $316 million, compared with $221 million at December 31, 2009 and $430 million of the total $520 million under our revolving credit facilities remained available to draw.

Operating activities

2010 compared to 2009

Net cash provided by operations was $489 million in 2010 compared with $419 million in 2009.

The $70 million increase in 2010 compared with 2009 primarily reflected the benefits of:

•	a $141 million increase in net income from continuing operations before the non-cash charges for: amortization of intangible assets; amortization of cash retention award payments; provision for deferred taxation; the Venezuela currency devaluation in January 2010; and share-based compensation;

partly offset by

•	increased pension scheme contributions of $130 million in 2010, compared with $82 million in 2009; and

•	the timing of cash collections and other working capital movements.

2009 compared to 2008

Net cash provided by operations was $419 million in 2009 compared with $253 million in 2008. The $166 million increase between 2008 and 2009 mainly reflects:

•	a $161 million increase in net income before the non-cash charges for: amortization of intangible assets; amortization of cash retention award payments; provision for deferred taxation; and share-based compensation; and

•	a $72 million reduction in pension scheme contributions to $82 million in 2009, compared with $154 million in 2008;

partly offset by

•	the timing of cash collections and other working capital movements, including a year over year negative impact from foreign currency translation.

Pension contributions

UK Plan

We made total cash contributions to our UK defined benefit pension plan of $88 million in 2010, (including amounts in respect of the salary sacrifice contributions) compared with $49 million in 2009 and $140 million in 2008.

The additional $39 million cash contribution in 2010 reflects an additional payment required under the UK plan’s funding strategy which we are required to agree with the plan’s trustees.

The funding strategy was agreed in February 2009 and requires full year contributions to the UK plan of $39 million for 2009 through 2012, excluding amounts in respect of the salary sacrifice scheme. In addition, if certain funding targets were not met at the beginning of any of the following years, 2010 through 2012, a further contribution of $39 million would be required for that year.

Willis Group Holdings plc

In 2010, the additional funding requirement was triggered and we expect to make a similar additional contribution in 2011. A similar,

additional contribution may also be required for 2012, depending on actual performance against funding targets at the beginning of 2012.

US Plan

We made total cash contributions to our US defined benefit pension plan of $30 million in 2010, compared with $27 million in 2009 and $8 million in 2008.

For the US plan, expected contributions are the contributions we will be required to make under

US pension legislation based on our December 31, 2010 balance sheet position. We currently expect to contribute $30 million in 2011.

International Plans

We made cash contributions to our International defined benefit pension plans of $12 million in 2010, compared with $6 million in both 2009 and 2008.

In 2011, we expect to contribute approximately $6 million to our International plans.

Investing activities

2010 compared to 2009

Total net cash outflow from investing activities was $94 million in 2010 compared with an inflow of $102 million in 2009 mainly reflecting:

•	the $155 million received in December 2009 from the reorganization of Gras Savoye, less a $42 million payment in January 2009 for an additional investment in Gras Savoye made in December 2008;

•	the year over year decrease of $42 million in net proceeds from sale of operations, mainly attributable to the second quarter 2009 disposal of Bliss & Glennon;

•	the 2009 proceeds from the sale of short-term investments of $21 million; and

•	a $21 million increase in cash payments in 2010 for acquisitions of subsidiaries, mainly reflecting payments in respect of prior year acquisitions.

2009 compared to 2008

Total net cash inflow from investing activities was $102 million in 2009 compared with an outflow of $1,033 million in 2008, primarily reflecting:

•	the $926 million net cash outflow attributable to the HRH acquisition in 2008;

•	$113 million cash received in 2009 in respect of investments in associates, compared with $31 million paid in 2008. The 2009 receipt includes $155 million from the reorganization of Gras Savoye, less $42 million settled in January 2009 for an additional investment in Gras Savoye made in December 2008; and

•	a $40 million increase in net proceeds from sale of operations, mainly attributable to the second quarter 2009 disposal of Bliss & Glennon.

Financing activities

2010 compared to 2009

Net cash used in financing activities was $293 million in 2010 compared with $516 million in 2009.

The net decrease in cash used in financing activities of $223 million was mainly attributable to:

•	a $90 million increase in the drawdown against our revolving credit facilities; and

Business discussion

•	a $880 million reduction in debt repayments, largely due to the 2009 repayment/refinancing of $750 million of the then outstanding interim credit facility;

partly offset by

•	the 2009 proceeds, net of issuance costs, from issuing senior notes of $778 million to finance debt repayments.

2009 compared to 2008

Net cash used in financing activities was $516 million in 2009 compared with an inflow of $808 million in 2008.

In March 2009, we issued $500 million of senior unsecured notes due 2016 at 12.875%.

We used the $482 million net proceeds of the notes, together with $208 million cash generated from operating activities and $60 million cash in hand, to pay down the $750 million outstanding on our interim credit facility as of December 31, 2008.

In September 2009, we issued $300 million of 7.0% senior notes due 2019. We then launched a tender offer on September 22, 2009 to repurchase any and all of our $250 million 5.125% senior notes due

July 2010 at a premium of $27.50 per $1,000 face value. Notes totaling approximately $160 million were tendered and repurchased on September 29, 2009.

In December 2009, we applied the net cash proceeds of $155 million from the Gras Savoye transaction, together with other cash in hand, to reduce the balance outstanding on the 5-year term loan by approximately $180 million to $521 million, of which $27 million related to our first mandatory debt repayment.

As of December 31, 2009, there were no amounts outstanding under our $300 million revolving credit facility (2008: $nil).

Share buybacks

We did not buyback any shares in 2010 or 2009. There remains $925 million under the current buyback authorization.

In 2008, we repurchased 2.3 million shares at a cost of $75 million.

In 2009, the Company filed a Tender Offer Statement with the SEC to repurchase for cash options to purchase Company shares. The tender offer expired on August 6, 2009. Approximately 1.6 million options to purchase Company shares were repurchased at an average per share price of $2.04.

Dividends

Cash dividends paid in 2010 were $176 million compared with $174 million in 2009 and $146 million in 2008.

The $2 million increase in 2010, compared with 2009 is driven by the small increase in share count during the year.

The $28 million increase in 2009, compared with 2008, primarily reflects dividend payments on the 24 million additional shares issued in connection with the fourth quarter 2008 acquisition of HRH.

In February 2011, we declared a quarterly cash dividend of $0.26 per share, an annual rate of $1.04 per share.

Willis Group Holdings plc

CONTRACTUAL OBLIGATIONS

The Company’s contractual obligations as at December 31, 2010 are presented below:

			Payments due
Obligations	Total	2011	by 2012- 2013	2014- 2015	After 2015
	(millions)

5-year term loan facility expires 2013	$411	$110	$301	$—	$—
Interest on term loan	19	9	10	—	—
Revolving $300 million credit facility	90	—	90	—	—
6.000% loan notes due 2012	4	—	4	—	—
5.625% senior notes due 2015	350	—	—	350	—
Fair value adjustments on 5.625% senior notes due 2015	12	—	—	12	—
12.875% senior notes due 2016	500	—	—	—	500
6.200% senior notes due 2017	600	—	—	—	600
7.000% senior notes due 2019	300	—	—	—	300
Interest on senior notes	867	142	285	285	155

Total debt and related interest	3,153	261	690	647	1,555
Operating leases(i)	1,295	157	202	143	793
Pensions	417	119	238	60	—
Other contractual obligations(ii)	127	32	7	12	76

Total contractual obligations	$4,992	$569	$1,137	$862	$2,424

(i)	Presented gross of sublease income.

(ii)	Other contractual obligations include capital lease commitments, put option obligations and investment fund capital call obligations, the timing of which are included at the earliest point they may fall due.

Debt obligations and facilities

The Company’s debt and related interest obligations at December 31, 2010 are shown in the above table.

During 2010, the Company entered into a new revolving credit facility agreement under which a further $200 million is available and a new UK facility under which a further $20 million is available. As at December 31, 2010 no drawings had been made on either facility.

These facilities are in addition to the remaining availability of $210 million (2009: $300 million)

under the Company’s previously existing $300 million revolving credit facility.

The only mandatory repayment of debt over the next 12 months is the scheduled repayment of $110 million current portion of the Company’s 5-year term loan. We also have the right, at our option, to prepay indebtedness under the credit facility without further penalty and to redeem the senior notes at our option by paying a ‘make whole’ premium as provided under the applicable debt instrument.

Operating leases

The Company leases certain land, buildings and equipment under various operating lease arrangements. Original non-cancellable lease terms typically are between 10 and 20 years and may contain escalation clauses, along with options that permit early withdrawal. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease.

As of December 31, 2010, the aggregate future minimum rental commitments under all non-

Business discussion

cancellable operating lease agreements are as follows:

	Gross rental	Rentals from	Net rental
	commitments	subleases	commitments
	(millions)

2011	$157	$(16)	$141
2012	115	(13)	102
2013	87	(11)	76
2014	73	(11)	62
2015	70	(10)	60
Thereafter	793	(42)	751

Total	$1,295	$(103)	$1,192

The Company leases its London headquarters building under a 25-year operating lease, which expires in 2032. The Company’s contractual obligations in relation to this commitment included in the table above total $744 million (2009: $785 million). Annual rentals are $31 million per year and the Company has subleased approximately 25 percent of the premises under leases up to 15 years. The amounts receivable from subleases, included in the table above, total $87 million (2009: $100 million; 2008: $106 million).

Rent expense amounted to $131 million for the year ended December 31, 2010 (2009: $154 million; 2008: $151 million). The Company’s rental income from subleases was $22 million for the year ended December 31, 2010 (2009: $21 million; 2008: $22 million).

Pensions

Contractual obligations for our pension plans reflect the contributions we expect to make over the next five years into our US and UK plans. These contributions are based on current funding positions and may increase or decrease dependent on the future performance of the two plans.

In the UK, we are required to agree a funding strategy for our UK defined benefit plan with the plan’s trustees. In February 2009, we agreed to make full year contributions to the UK plan of $39 million for 2009 through 2012, excluding amounts in respect of the salary sacrifice scheme. In addition, if certain funding targets were not met at the beginning of any of the following years, 2010 through 2012, a further contribution of $39 million would be required for that year. In 2010, the additional funding requirement was triggered and we expect to make a similar additional contribution in 2011. A similar, additional contribution may also be required for 2012, depending on actual performance against funding targets at the beginning of 2012.

The total contributions for all plans are currently estimated to be approximately $125 million in 2011, including amounts in respect of the salary sacrifice scheme.

Guarantees

Guarantees issued by certain of Willis Group Holdings’ subsidiaries with respect to the senior notes and revolving credit facilities are discussed in Note 18 — Debt in these consolidated financial statements.

Certain of Willis Group Holdings’ subsidiaries have given the landlords of some leasehold properties occupied by the Company in the United Kingdom and the United States guarantees in respect of the performance of the lease obligations of the subsidiary holding the lease. The operating lease obligations subject to such guarantees amounted to $855 million and $903 million at December 31, 2010 and 2009, respectively.

In addition, the Company has given guarantees to bankers and other third parties relating principally to letters of credit amounting to $11 million and $5 million at December 31, 2010 and 2009, respectively. Willis Group Holdings also guarantees certain of its UK and Irish subsidiaries’ obligations to fund the UK and Irish defined benefit pension plans.

Other contractual obligations

For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries

Willis Group Holdings plc

and associates have the right to sell (a put option) their shares to the Company at various dates in the future. Generally, the exercise price of such put options and call options is formula-based (using revenues and earnings) and is designed to reflect fair value. Based on current projections of profitability and exchange rates, the potential amount payable from these options is not expected to exceed $40 million (2009: $49 million).

In December 2009, the Company made a capital commitment of $25 million to Trident V, LP, an investment fund managed by Stone Point Capital. In July 2010, we withdrew from Trident V, LP and subscribed to Trident V Parallel Fund, LP (with the total capital commitment remaining the same). As at December 31, 2010 there had been approximately $1 million of capital contributions.

Other contractual obligations at December 31, 2010 also include the capital lease on the Company’s Nashville property of $63 million, payable from 2012 onwards.

OFF BALANCE SHEET TRANSACTIONS

Apart from commitments, guarantees and contingencies, as disclosed in Note 20 to the Consolidated Financial Statements, the Company has no off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on the Company’s financial condition, results of operations or liquidity.